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Exhibit 4.30

ABBOTT LABORATORIES
ACTIONS OF THE AUTHORIZED OFFICERS

        Pursuant to the authority granted by the Board of Directors of Abbott Laboratories    (the "Corporation") in its September 12, 2003 resolutions, the undersigned agree as follows:

        1.     The Corporation shall issue $500,000,000 aggregate principal amount of the Corporation's 3.75% Notes due 2011 (the "Notes due 2011") and $500,000,000 aggregate principal amount of the Corporation's 4.35% Notes due 2014 (the "Notes due 2014" and, together with the Notes due 2011, the "Notes").

        2.     The Corporation shall issue and sell the Notes due 2011 to Morgan Stanley & Co. Incorporated, ABN AMRO Incorporated, Banc One Capital Markets, Inc. and the additional underwriters as set forth in Schedule I to the Pricing Agreement (as defined below) (collectively, the "Underwriters for the Notes due 2011") and shall issue and sell the Notes due 2014 to Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Wachovia Capital Markets, LLC and the additional underwriters as set forth in Schedule I to the Pricing Agreement (collectively, the "Underwriters for the Notes due 2014" and, together with the Underwriters for the Notes due 2011, the "Underwriters") pursuant to an Underwriting Agreement dated March 11, 2004, and a Pricing Agreement dated March 11, 2004 (the "Pricing Agreement"), between the Corporation and the Underwriters, upon the terms and conditions set forth therein, to be issued under and in accordance with an Indenture, dated as of February 9, 2001, between the Corporation and J.P. Morgan Trust Company, N.A., successor in interest to Bank One Trust Company, N.A., as Trustee (the "Trustee"), relating to the Notes and other obligations (the "Indenture").

        3.     In addition to the other terms provided in the Indenture with respect to securities issued thereunder, all as more particularly described in the Pricing Agreement, the Prospectus and the Prospectus Supplement relating to the Notes and the forms of Notes referred to below, the Notes shall contain the following terms:

          (a)   The Notes due 2011 shall be entitled "3.75% Notes due 2011," and the Notes due 2014 shall be entitled "4.35% Notes due 2014";

          (b)   The Notes due 2011 shall be limited in aggregate principal amount to $500,000,000 and the Notes due 2014 shall be limited in aggregate principal amount to $500,000,000.

          (c)   Interest shall be payable to the persons in whose names the Notes due 2011 and the Notes due 2014 are registered at the close of business on the applicable Regular Record Date (as defined below);

          (d)   The principal of the Notes due 2011 is payable on March 15, 2011, and the principal of the Notes due 2014 is payable on March 15, 2014;

          (e)   The Notes due 2011 shall bear interest at the rate of 3.75% per annum beginning March 18, 2004. The Notes due 2014 shall bear interest at the rate of 4.35% per annum, beginning March 18, 2004. Interest on the Notes due 2011 and the Notes due 2014 will be payable semi-annually on March 15 and September 15 of each year (each an "Interest Payment Date"), commencing on September 15, 2004. Interest shall be paid to persons in whose names the Notes due 2011 and the Notes due 2014 are registered on the March 1 or September 1 preceding the Interest Payment Date (each a "Regular Record Date");

          (f)    Payment of the principal of, and any premium and interest on, the Notes due 2011 and the Notes due 2014 will be made at the office or agency of the Corporation maintained for that purpose in Chicago, Illinois;

          (g)   The Notes due 2011 and the Notes due 2014 may be redeemed at any time at Abbott's option, in whole or from time to time in part, at a redemption price equal to the sum of (1) the principal amount of the Notes due 2011 and the Notes due 2014 being redeemed plus accrued interest to the redemption date and (2) the Make-Whole Amount, as such term is defined in the Prospectus Supplement, if any;

          (h)   The Notes due 2011 and the Notes due 2014 shall not provide for any sinking fund;

          (i)    The Notes due 2011 and the Notes due 2014 are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof;

          (j)    The payment of the principal of, and any premium and interest on, the Notes due 2011 and the Notes due 2014 shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts;

          (k)   The payment of principal of, and any premium and interest on, the Notes due 2011 and the Notes due 2014 shall not be determined with reference to an index or formula;

          (l)    There shall be no optional currency or currency unit in which the payment of principal of, and any premium and interest on, the Notes due 2011 and the Notes due 2014 shall be payable;

          (m)  Both Section 13.2 and 13.3 of the Indenture shall apply to the Notes due 2011 and the Notes due 2014;

          (n)   The Notes due 2011 and the Notes due 2014 shall be in the form of Book-Entry Securities as set forth in the Indenture;

          (o)   The principal amount of the Notes due 2011 and the Notes due 2014 shall be payable upon declaration of acceleration pursuant to Section 5.2 of the Indenture; and

          (p)   The other terms and conditions of the Notes due 2011 and the Notes due 2014 shall be substantially as set forth in the Indenture and in the Prospectus and the Prospectus Supplement relating to the Notes due 2011 and the Notes due 2014.

        4.     The forms of the Notes due 2011 and the Notes due 2014 shall be substantially as attached hereto as Exhibit A.

        5.     The price at which the Notes due 2011 shall be sold by the Corporation to the Underwriters pursuant to the Pricing Agreement shall be 99.229% of the principal amount thereof, plus accrued interest, if any, from March 18, 2004 to the time of delivery of the Notes due 2011.

        6.     The price at which the Notes due 2014 shall be sold by the Corporation to the Underwriters pursuant to the Pricing Agreement shall be 99.222% of the principal amount thereof, plus accrued interest, if any, from March 18, 2004 to the time of delivery of the Notes due 2014.

        7.     The Notes due 2011 initially will be offered to the public by the Underwriters at 99.854% of the principal amount thereof, plus accrued interest, if any, from March 18, 2004 to the time of delivery of the Notes due 2011.

        8.     The Notes due 2014 initially will be offered to the public by the Underwriters at 99.872% of the principal amount thereof, plus accrued interest, if any, from March 18, 2004 to the time of delivery of the Notes due 2014.

        9.     The execution and delivery of the Pricing Agreement, dated March 11, 2004, and substantially in the form attached hereto as Exhibit B, is hereby approved.

        10.   Any officer of the Corporation is hereby authorized and empowered to execute the Notes due 2011 and the Notes due 2014 of the Corporation in the forms he or she deems appropriate, and to deliver such Notes to the Trustee with a written order directing the Trustee to have the Notes authenticated and delivered to such persons as such officer designates.

        11.   J.P. Morgan Trust Company, N.A., successor in interest to Bank One Trust Company, N.A. is hereby designated and appointed as Paying Agent and Securities Registrar with respect to the Notes due 2011 and the Notes due 2014.

*    *    *    *    *

Dated: March 11, 2004

Authorized Officers of Abbott Laboratories
By
Name: Terrence C. Kearney Title: Vice President and Treasurer
By
Name: Thomas C. Freyman Title: Executive Vice President, Finance and Chief Financial Officer

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ABBOTT LABORATORIES ACTIONS OF THE AUTHORIZED OFFICERS